FIRST AMENDMENT
TO RECEIVABLES PURCHASE AGREEMENT

THIS FIRST AMENDMENT (this "Amendment") to the Receivables Purchase Agreement is entered into as of the 28th day of March, 2007, by and between Galaxy Nutritional Foods, Inc. ("Customer") and SYSTRAN Financial Services Corporation ("SYSTRAN").

RECITALS:

A. As of June 23, 2006, Customer and SYSTRAN executed a certain Receivables Purchase Agreement and Addendum to Receivables Purchase Agreement (the "Agreement"), setting forth the terms upon which SYSTRAN would purchase certain Bills from Customer; and

B. In connection with the Agreement, Customer executed and delivered to SYSTRAN certain other documents, agreements, guarantees, deposit account control agreements, consents, certificates, assignments, and financing statements in connection with the obligations referred to in the Agreement (all of the foregoing, together with the Agreement, are hereinafter collectively referred to as the "Transaction Documents"); and

C. Customer has requested that SYSTRAN amend and modify certain terms and covenants in the Agreement, and SYSTRAN is willing to do so upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto for themselves and their successors and assigns do hereby agree, represent and warrant as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2. The modification to Section 20, “Expenses” of the Agreement, the insertion of a new Paragraph 20.6, set forth on page 9 of the Agreement in the Addendum, is hereby deleted and replaced with the following:

One or more employees or agents of SYSTRAN may perform field examinations of the books, records and other assets of Customer. Absent an event of default, SYSTRAN shall provide Customer with at least 5 days prior notice of such field examinations and such field examinations shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Customer’s business. SYSTRAN may perform such field examinations each quarter (up to 4 times each year but less frequently in SYSTRAN’s sole discretion), unless Customer shall default under the terms of the Agreement. After a default, no limit shall apply to the number of field examinations that SYSTRAN may perform. Customer shall pay to SYSTRAN a field examination fee (the “Field Examination Fee”) in an amount equal to $850 for each day spent by each such employee or agent in performing and/or summarizing the results of such examination (including all necessary travel time) plus all reasonable “out of pocket” expenses. Each Field Examination Fee shall be payable by Customer to SYSTRAN, in whole or in part, as appropriate, on the date(s) on which such field examination was performed.

The remainder of Section 20 shall remain as originally written.

3. Exhibit A of the Agreement shall be deleted in its entirety and replaced with the following:

"Exhibit A to Receivables Purchase Agreement dated June 23, 2006

The terms used in this Exhibit A have the same definitions as those used in the Receivables Purchase Agreement. In case of conflict of definition, the definitions in this Exhibit "A" shall prevail.

All fees referred to below shall collectively be referred to as “Service Fees.”

Customer will pay a fee at an annual rate equal to Prime Rate (defined below) plus 1.5% per annum of all funds employed to purchase Bills (the "Prime Plus Fee"). The Prime Plus Fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed in each month, provided however the Prime Plus Fee for any month shall not be less than $4,500.00 (“Minimum Prime Plus Fee”). Funds employed shall be calculated by SYSTRAN on a daily basis based upon bills unpaid and outstanding, less the Deposit. A change in the Prime Plus Fee due to a Prime Rate change will be effective upon the date of the change, which will be indicated on the settlement statement. "Prime Rate" means the prime commercial rate of interest per annum as announced from time to time in the “Bonds, Rates & Yields” Section (or its equivalent) of the Wall Street Journal as the prevailing “Prime Rate,” from time to time in effect. SYSTRAN shall have the right, from time to time, to designate any other reference source as the reference for determining the Prime Rate under this Agreement.

For all purposes and computations under this Agreement, Clearance Days will be based on the Prime Plus Fee and added to the date on which any payment is received by SYSTRAN.

Customer shall pay a closing fee (the “Closing Fee”) in the amount of $35,000.00, to be deducted from funds due Customer on the first day of funding to Customer by SYSTRAN, which SYSTRAN acknowledges was paid on or about the Commencement Date, June 23, 2006.

A managed account shall also be created for all Bills that SYSTRAN does not purchase and all Bills which Customer does not factor (the “Managed Account”). The Deposit on the Managed Account is 100%, provided that SYSTRAN shall promptly remit Managed Account collections to Customer pursuant to Sections 2.2 and Article 4 of the Receivables Purchase Agreement.

The above Service Fees may be deducted from Customer’s funding pursuant to the Receivables Purchase Agreement or SYSTRAN may bill Customer.”

4. Conditions of Effectiveness. This Amendment shall become effective as of March 28, 2007, upon satisfaction of all of the following conditions precedent:

(a) SYSTRAN shall have received one (1) duly executed copies of this Amendment; and

(b) The representations contained in this Amendment shall be true and accurate.

5. Customer represents and warrants that after giving effect to this Amendment, and the updated litigation and trade names schedules that have been provided to Systran contemporaneous with this Amendment, (a) each and every one of the representations and warranties made by or on behalf of Customer in the Agreement is true and correct in all respects on and as of the date hereof, except to the extent that any of such representations and warranties related, by the expressed terms thereof, solely to a date prior hereto; (b) Customer has duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in the Agreement; and (c) no event has occurred or is continuing, and no condition exists which would constitute a default or an event of default.

6. Amendment to Agreement. (a) Upon the effectiveness of this Amendment, each reference in the Agreement to "Receivables Purchase Agreement," "Agreement," the prefix "herein," "hereof," or words of similar import, and each reference in the Transaction Documents to the Agreement, shall mean and be a reference to the Agreement as amended hereby. (b) Except as modified herein, all of the representations, warranties, terms, covenants and conditions of the Agreement, the Transaction Documents and all other agreements executed in connection therewith shall remain as written originally and in full force and effect in accordance with their respective terms, and nothing herein shall affect, modify, limit or impair any of the rights and powers which SYSTRAN may have thereunder. The amendment set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any of SYSTRAN'S rights under or of any other term or provisions of the Agreement, any Transaction Document, or other agreement executed in connection therewith, or of any term or provision of any other instrument referred to therein or herein or of any transaction or future action on the part of Customer which would require the consent of SYSTRAN, including, without limitation, waivers of events of default which may exist after giving effect hereto. Customer ratifies and confirms each term, provision, condition and covenant set forth in the Agreement and the Transaction Documents and acknowledges that the agreement set forth therein continue to be legal, valid and binding agreements, and enforceable in accordance with their respective terms.

7. Authority. Customer hereby represents and warrants to SYSTRAN that (a) Customer has legal power and authority to execute and deliver this Amendment; (b) the officer executing this Amendment on behalf of Customer has been duly authorized to execute and deliver the same and bind Customer with respect to the provisions provided for herein; (c) the execution and delivery hereof by Customer and the performance and observance by Customer of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of Customer or any law applicable to Customer or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against Customer; and (d) this Amendment constitutes a valid and legally binding obligation upon Customer in all material respects.

8. Waiver of Claims. Customer waives any and all defenses, claims, counterclaims and offsets against SYSTRAN that may have arisen or accrued through the date of this Amendment. Customer acknowledges that SYSTRAN and its employees, agents and attorneys have made no representations or promises except as specifically reflected in this Amendment and in the written agreements that have been previously executed.

9. Counterparts. This Amendment may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one and the same document. Separate counterparts may be executed with the same effect as if all parties had executed the same counterparts.

10. Costs and Expenses. Customer agrees to pay on demand in accordance with the terms of the Agreement all costs and expenses of SYSTRAN in connection with the preparation, reproduction, execution and delivery of this Amendment and all other Transaction Documents entered into in connection herewith, including the reasonable fees and out-of-pocket expenses of SYSTRAN'S counsel with respect thereto.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the law of Oregon.

IN WITNESS WHEREOF, Customer and SYSTRAN have hereunto set their hands as of the date first set forth above.

SYSTRAN FINANCIAL SERVICES CORPORATION
By:	Kristina Kinyon
Title:Vice President
Dated: May 14, 2007

GALAXY NUTRITIONAL FOODS, INC.
By:	/s/ Salvatore J. Furnari
Title:Chief Financial Officer
Dated: March 28, 2007